MCFSA, Ltd.

UNSECURED PROMISSORY NOTE

$250,000.00	January 1, 2008

San Antonio, Texas

FOR VALUE RECEIVED, MCFSA, Ltd., a Texas limited partnership (the “Company”) promises to pay to Fire Quest, Inc., a Texas corporation (“Seller”), or its registered assigns, in lawful money of the United States of America the principal sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 ($250,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 7.25 % per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on (i) January 1, 2009 (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Seller or made automatically due and payable in accordance with the terms hereof. Until the Maturity Date, payments shall be due and payable in accordance with the Payment Schedule attached hereto as Schedule A. This Note is issued pursuant to the Asset Purchase Agreement effective January 1, 2008 (as previously or hereafter amended, modified or supplemented, the “Purchase Agreement”) between the Company and the Seller, and is guarantied by affiliates of the Company pursuant to Guaranty Agreements of even date herewith.

The following is a statement of the rights of Seller and the conditions to which this Note is subject, and to which Seller, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b) “Event of Default” has the meaning given in Section 5 hereof.

(c) “Seller” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(d) “Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(e) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Seller of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(f) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(g) “Securities Act” shall mean the Securities Act of 1933, as amended.

(h) “Senior Indebtedness” means, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on, amounts reimbursable, fees, expenses, costs of enforcement and any other amounts due in connection with (i) indebtedness of the Company, or with respect to which the Company is a guarantor, to banks or other lending institutions regularly engaged in the business of lending money, which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, and (ii) any such indebtedness or any notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

(i) “Subsidiary” shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by the Company, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by the Company, (c) any other entity included in the financial statements of the Company on a consolidated basis.

2. Interest. Accrued and unpaid interest on this Note shall be paid as set forth in Part 1 of Schedule A attached hereto, and in addition, at maturity until the outstanding principal amount hereof shall be paid in full at maturity.

3. Prepayment. This Note may be prepaid at any time after February 28, 2008 without consent of the Seller.

4. Subordination.

(a) General Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness, whether now or hereafter existing, as such agreement may be supplemented, modified, restated or amended from time to time. Seller hereby agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or a holder of any Senior Indebtedness, including customary forms of subordination agreement requested from time to time by a holder of Senior Indebtedness, in order to implement Section 4 hereof. The Company may require that the Seller execute such documents as a condition to the Seller’s rights hereunder.

(b) Specific Subordination. The obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the “Subordination Agreement”) created as of January 1, 2008, among, without limitation, Fire Quest, Inc., a Texas corporation (“Subordinated Lender”), MCFSA, LTD., a Texas limited partnership and LaSalle Bank National Association, a national banking association (“Senior Lender”) to the obligations (including interest) owed by ISI Security Group, Inc., formerly known as ISI Detention Contracting Group, Inc, a Delaware corporation (“ISI”) to the holders of all of the notes issued pursuant to that certain Loan and Security Agreement dated as of October 21, 2004, between ISI and Senior Lender, as such Agreement may be supplemented, modified, restated or amended from time to time; and each holder hereof, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five days of the Company’s receipt of Seller’s written notice to the Company of such failure to pay; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

6. Rights of Seller upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5(b) or 5(c)) and at any time thereafter during the continuance of such Event of Default, Seller may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 5(b) and 5(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Seller may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

7. Successors and Assigns. Subject to the restrictions on transfer described in Sections 10 and 11 below, the rights and obligations of the Company and Seller shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Seller.

9. Assignment by the Seller. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Company without the prior written consent of the Seller, which shall not be unreasonably withheld.

10. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Company without the prior written consent of the Seller, which shall not be unreasonably withheld.

11. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth below, or at such other address or facsimile number as shall have been furnished to the receiving party in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or by email (with evidence of delivery or confirmation), (iv) one business day after being deposited with a reliable overnight courier service, or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.
If to the Company:	MCFSA, Ltd.
12903 Delivery Drive
San Antonio, TX 78247
Attention: Sam Youngblood
Facsimile: (210) 495-5613
email: syoungblood@isidet.com

with a copy to:	K&L Gates
111 Congress Avenue, Suite 900
Austin, Texas 78701
Attention: D. Hull Youngblood, Jr.
Facsimile: (512) 482-6859
email: hull.youngblood@klgates.com

If to Seller:	Fire Quest, Inc.
7823 Fortune Drive
San Antonio, TX 78520
Attn: William L. Cavin

with a copy to:	James M. Hughes
1100 N.E. Loop 410, Suite 900
San Antonio, TX 78209
email: j_hughes@tetco.com
Facsimile: 210-930-3073

12. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

13. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

14. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas, or of any other state.

[Signature Page Follows]

The Company has caused this Note to be issued as of the date first written above.

MCFSA, Ltd., a Texas limited partnership

By: Metroplex Commercial Fire and Security Alarms, Inc. Its: Sole General Partner

By:	/s/ Sam Youngblood
Sam Youngblood, Chief Executive Officer

Schedule A

Payment Schedule

Part 1. Quarterly payments of accrued and unpaid interest, to be paid as follows:

Due Date	Amount	Prin Bal
April 1, 2008	$4,531.25	$250,000.00
July 1, 2008	$4,531.25	$250,000.00
October 1, 2008	$4,531.25	$250,000.00

Part 2. One final payment on the Maturity Date equal to the unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder.